Shareholder meeting results (Unaudited)
November 19, 2009 meeting


At the meeting, each of the nominees for Trustees was elected, as follows

					             Votes          Votes
						       for	 withheld
Ravi Akhoury 					98,983,496 	4,362,687
Jameson A. Baxter 				99,026,993 	4,319,190
Charles B. Curtis 				98,911,921 	4,434,262
Robert J. Darretta 				99,072,588 	4,273,595
Myra R. Drucker 				98,963,722 	4,382,461
John A. Hill 					98,816,512 	4,529,671
Paul L. Joskow 					98,943,074 	4,403,109
Elizabeth T. Kennan 				98,964,030 	4,382,153
Kenneth R. Leibler 				99,055,386 	4,290,797
Robert E. Patterson 				98,832,426 	4,513,757
George Putnam, III 				98,784,292 	4,561,891
Robert L. Reynolds 				99,055,613 	4,290,570
W. Thomas Stephens 				99,044,983 	4,301,200
Richard B. Worley 				99,000,281 	4,345,902

A proposal to approve a new management contract between the
fund and Putnam Management was approved	as follows

Votes		Votes				Broker
for		against 	Abstentions	non-votes

70,256,318	2,804,234  	2,070,313  	28,215,318

All tabulations are rounded to the nearest whole number.